Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2013 SECOND-QUARTER RESULTS

•	Net income for the quarter was $11.8 million, or $0.40 per diluted share; excluding certain items, adjusted net income was $8.0 million, or $0.27 per diluted share

•	Company initiates consolidation efforts in Brazil, continues restructuring activities in Europe to address weakening market trends

•	Company lowers full-year fiscal 2013 net income guidance, excluding certain items, to a revised range of $2.08 to $2.13 per diluted share, citing renewed global economic softness

AKRON, Ohio - April 8, 2013 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today financial results for the fiscal 2013 second quarter ended February 28, 2013.

“This was the first quarter in quite some time where our Americas and Asia Pacific (APAC) segments could not offset softness in our Europe, Middle East and Africa (EMEA) segment. After several months of relative stability in our European markets, we believe our markets are experiencing another round of weakness as a result of growing economic uncertainties. This is clearly evidenced in the now volatile currency environment. While many of our anticipatory restructuring steps were initiated well in advance of these events, we are considering further SG&A reductions and additional consolidations to better align our capacity with current market demand. We are disappointed in the late-quarter decline in demand in EMEA; however, we are confident in our demonstrated ability to weather such downturns as evidenced by our track record in driving cost savings in excess of $6 million over the last three years,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Although not entirely unexpected, we are also seeing increased global intensity with price competition and are arming our sales teams with effective tools and training to be agile and proactive in the marketplace.”

Summary of Second-Quarter Results

(In Millions, Except EPS)	Q2 FY13	Q2 FY12	$ Change	% Change
Volume (lbs)	466.8	458.7	8.1	1.8%
Net Sales	$522.4	$495.9	$26.5	5.3%
Net Income Attributable to A. Schulman, Inc.	$11.8	$9.1	$2.7	30%
Adjusted Net Income Attributable to A. Schulman, Inc.*	$8.0	$11.2	$(3.2)	(29)%
EPS as Reported	$0.40	$0.31	$0.09	29%
EPS as Adjusted*	$0.27	$0.38	$(0.11)	(29)%

*The Company provides adjusted net income results attributable to A. Schulman, Inc. exclusive of certain items such as costs related to acquisitions, restructuring-related expenses, asset write-downs and income tax valuation allowance adjustments, which are considered relevant to aid analysis and understanding of the Company's results and business trends. Adjusted net income is a non-GAAP measure. See note later in this release about the use of non-GAAP financial measures.

For the fiscal 2013 second quarter, net sales increased 5.3% as a result of contributions from the Company's two recent acquisitions. Combined, these acquisitions added $15 million of incremental net sales to the quarter, a 1.8% improvement in volume, and a favorable impact from foreign currency translation. Volume decreased in the EMEA and APAC segments, which experienced a 1.8% and 1.3% decline, respectively, for the quarter compared with the prior period second quarter.

The Company reported net income for the second quarter of $11.8 million, or $0.40 per diluted share. The translation effect of foreign currency positively impacted net income for the quarter by $0.4 million, or approximately $0.01 per diluted share. The Company recognized a net favorable impact to net income of $7.0 million or $0.24 per diluted share as a result of certain tax related matters, principally associated with the net valuation allowance releases. Adjusted net income was $0.27 per diluted share. The primary driver of the variance between net income and adjusted net income was that the tax related matters only impacted earnings per share.

Net sales for the Americas segment increased by $14.6 million, or 11.2%, to $144.2 million, primarily related to the acquisition of ECM Plastics, Inc. which contributed $9.2 million in the quarter. Volume increased 9.5%, however, gross profit in the Americas decreased 5.9% compared with the prior year. The decline in gross profit was primarily due to an unfavorable mix in the Company's specialty powders product family combined with increased manufacturing costs in anticipation of stronger future demand in Mexico.

Net sales in EMEA were $342.2 million, an increase of 2.9% compared with the prior-year period. Price per pound increased 4.7%, primarily related to specialty powders and distribution services, which substantially offset a volume decline of 1.8%. EMEA gross profit was $39.0 million for the quarter, a decrease of 2.8% compared with the same prior-year period. The positive contribution of the Elian acquisition was more than offset by an increasingly competitive business environment, particularly in the masterbatch solutions and specialty powders product families.

The Company's Asia Pacific (APAC) segment reported increased net sales of $2.3 million or 6.7% compared with the same prior-year period. The increase was primarily due to increased price per pound in the masterbatch solutions and specialty powders product families, which more than offset the decreased volume and competitive business environment.

Restructuring Activities
During the quarter, the Company initiated a restructuring plan to consolidate two existing manufacturing facilities in Brazil into one new facility. This action reflects the Company's focus on streamlining costs, along with the need to create a single, efficient facility with optimal equipment to serve the niche market. The facility consolidation is expected to be completed by the end of the fiscal 2014 first quarter. In the second quarter of fiscal 2013, the Company recognized $0.3 million of non-cash pretax employee-related restructuring costs and $0.3 million of accelerated depreciation. The Company expects to recognize additional employee-related restructuring and accelerated depreciation charges totaling approximately $1.5 million during the remainder of fiscal 2013. As a result, the Company anticipates saving $1.4 million on an annualized basis once the plan is fully implemented.

The Company also continued its restructuring activities in Europe to better address current demand trends and needs in the challenging economic environment, including continued reorganization in custom performance colors and masterbatch solutions. In the second quarter of fiscal 2013, the Company recorded $1.0 million of employee-related restructuring costs for this plan.

Summary of Second-Quarter Operating Results

(In Millions, Except Operating Income per lb.)	Q2 FY13	Q2 FY12	$ Change	% Change
Operating Income	$9.3	$13.7	$(4.4)	(32)%
Adjusted Operating Income*	$12.1	$16.4	$(4.3)	(26)%
Adjusted Operating Income per lb.*	$0.026	$0.036	$(0.010)	(28)%

*The Company provides adjusted operating income results exclusive of certain items such as costs related to acquisitions, restructuring-related expenses, asset write-downs and income tax valuation allowance adjustments, which are considered relevant to aid analysis and understanding of the Company's results and business trends. Adjusted operating income is a non-GAAP measure. See note later in this release about the use of non-GAAP financial measures.

Gross profit for the quarter was $62.9 million excluding the effect of certain items, compared with $65.1 million a year ago. The slight decline in gross profit was primarily the result of competitive pricing pressure and increased manufacturing costs.

The Company's SG&A expenses, excluding certain items, increased $2.0 million in the fiscal 2013 second quarter compared with the same period in the prior year. The Company's recent acquisitions added $1.9 million to SG&A expense. Adjusted operating income for the quarter was $12.1 million, a decrease of $4.3 million compared with last year. Foreign currency translation favorably impacted adjusted operating income by $0.6 million.
Year-To-Date Results
Net sales for the six months ended February 28, 2013 were $1.063 billion compared with $1.013 billion in the prior year. The improvement resulted from a 3.6% increase in volume, which was partially offset by an $11.4 million unfavorable impact of foreign currency translation. Incremental net sales from the Elian and ECM acquisitions were $33.7 million.
For fiscal 2013 year-to-date, the Company reported net income of $23.6 million, or $0.79 per diluted share, compared with net income of $22.7 million, or $0.77 per diluted share, for the same period last year. Excluding the effect of certain items such as restructuring-related charges, acquisition-related costs, asset impairments and income tax valuation allowance adjustments, year-to-date adjusted net income was $22.6 million, or $0.76 per diluted share, compared with $26.5 million, or $0.90 per diluted share, a year ago.
Working Capital/Cash Flow from Operations
Working capital days at February 28, 2013 decreased to 68 days compared with 71 days at February 29, 2012. Foreign currency translation, primarily the Euro, negatively impacted working capital by approximately $7 million.

Net cash used in operations was $8.1 million for the six months ended February 28, 2013, compared with net cash provided from operations of $12.7 million for the six months ended February 29, 2012. The difference of $20.8 million was primarily due to increased levels of working capital for the six months ended February 28, 2013, compared with the prior year.

The Company's cash and cash equivalents decreased $44.3 million from August 31, 2012. This decrease was driven primarily by the acquisition of ECM Plastics, Inc. for $36.4 million in cash consideration, expenditures for capital projects of $12.9 million, and dividend payments of $11.7 million. Combined, these three uses of cash and cash equivalents totaled $61.0 million, and were offset by increased net borrowings on revolving credit facilities of $14.0 million.

Business Outlook
“Although we are not encouraged by the global economic environment and its impact on the plastic compounding industry, as we have successfully demonstrated in the past we will aggressively manage what we can control while driving growth through new products and value-generating acquisitions, including expansion into adjacent markets,” Gingo said. “Our strong balance sheet and liquidity also provides us the ability to explore transformational acquisitions such as our recent offer to acquire Ferro. We intend to transform A. Schulman beyond plastics into a premier specialty chemical organization. We believe our offer for Ferro merits serious consideration, and we continue to engage Ferro shareholders in hopes that we can enter into mutually beneficial conversations with their board. We recently announced the addition of Moelis & Company as our financial advisor as we intensify our efforts to negotiate with Ferro Board of Directors.

“While we anticipate the second half of the year to improve from our fiscal 2013 first half, weak global demand indicates caution. Therefore, we are revising our guidance for full-year fiscal 2013 adjusted net income, which we now expect to be in the range of $2.08 to $2.13 per diluted share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2013 second-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, April 9, 2013, on the Company's website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the remainder of this fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 3,300 people and has 34 manufacturing facilities globally. A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2012. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items and net income per diluted share excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company uses these non-GAAP financial measures to make decisions, assess performance and allocate resources, and the Company believes that these non-GAAP financial measures are useful to investors for financial analysis.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives; including any proposed combination with Ferro Corporation;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2012. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	Unaudited (In thousands, except per share data)
Net sales	$522,369	$495,911	$1,062,921	$1,013,200
Cost of sales	459,908	431,362	929,613	879,155
Selling, general and administrative expenses	51,474	49,416	101,977	96,831
Restructuring expense	1,669	1,597	3,606	4,841
Asset impairment	—	—	498	—
Curtailment (gain) loss	—	(209)	333	(209)
Operating income	9,318	13,745	26,894	32,582
Interest expense	1,929	2,453	3,708	4,579
Interest income	(120)	(125)	(328)	(357)
Foreign currency transaction (gains) losses	(9)	17	549	516
Other (income) expense, net	(156)	(883)	(291)	(1,053)
Income before taxes	7,674	12,283	23,256	28,897
Provision (benefit) for U.S. and foreign income taxes	(4,350)	2,993	(913)	5,644
Net income	12,024	9,290	24,169	23,253
Noncontrolling interests	(239)	(217)	(605)	(598)
Net income attributable to A. Schulman, Inc.	$11,785	$9,073	$23,564	$22,655

Weighted-average number of shares outstanding:
Basic	29,293	29,374	29,255	29,396
Diluted	29,725	29,651	29,668	29,588
Earnings per share of common stock attributable to A. Schulman, Inc.:
Basic	$0.40	$0.31	$0.81	$0.77
Diluted	$0.40	$0.31	$0.79	$0.77
Cash dividends per common share	$0.195	$0.170	$0.390	$0.340

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	February 28, 2013	August 31, 2012
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$79,696	$124,031
Accounts receivable, less allowance for doubtful accounts of $10,505 at February 28, 2013 and $9,190 at August 31, 2012	332,927	304,698
Inventories, average cost or market, whichever is lower	278,197	247,222
Prepaid expenses and other current assets	37,734	32,403
Total current assets	728,554	708,354
Property, plant and equipment, at cost:
Land and improvements	28,521	28,739
Buildings and leasehold improvements	151,439	156,951
Machinery and equipment	348,179	363,811
Furniture and fixtures	39,875	39,404
Construction in progress	18,864	14,320
Gross property, plant and equipment	586,878	603,225
Accumulated depreciation and investment grants of $515 at February 28, 2013 and $579 at August 31, 2012	361,611	377,349
Net property, plant and equipment	225,267	225,876
Other assets:
Deferred charges and other noncurrent assets	54,357	41,146
Goodwill	138,998	128,353
Intangible assets, net	100,270	90,038
Total other assets	293,625	259,537
Total assets	$1,247,446	$1,193,767
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$252,553	$248,069
U.S. and foreign income taxes payable	4,512	4,268
Accrued payroll, taxes and related benefits	36,517	42,275
Other accrued liabilities	46,623	37,282
Short-term debt	37,655	35,411
Total current liabilities	377,860	367,305
Long-term debt	190,894	174,466
Pension plans	96,882	92,581
Other long-term liabilities	26,535	29,324
Deferred income taxes	21,253	22,402
Total liabilities	713,424	686,078
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,083 shares at February 28, 2013 and 47,958 shares at August 31, 2012	48,083	47,958
Additional paid-in capital	262,587	259,253
Accumulated other comprehensive income (loss)	4,882	(5,921)
Retained earnings	583,056	571,205
Treasury stock, at cost, 18,661 shares at February 28, 2013 and 18,649 shares at August 31, 2012	(371,409)	(371,099)
Total A. Schulman, Inc.’s stockholders’ equity	527,199	501,396
Noncontrolling interests	6,823	6,293
Total equity	534,022	507,689
Total liabilities and equity	$1,247,446	$1,193,767

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	February 28, 2013	February 29, 2012
	Unaudited (In thousands)
Operating:
Net income	$24,169	$23,253
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	15,023	14,646
Amortization	5,782	4,163
Deferred tax provision	(8,413)	(4,655)
Pension, postretirement benefits and other deferred compensation	4,398	2,984
Asset impairment	498	—
Curtailment (gain) loss	333	(209)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(14,306)	17,398
Inventories	(19,199)	(35,107)
Accounts payable	(6,324)	5,301
Income taxes	(930)	(3,716)
Accrued payroll and other accrued liabilities	804	(10,294)
Other assets and long-term liabilities	(9,887)	(1,050)
Net cash provided from (used in) operating activities	(8,052)	12,714
Investing:
Expenditures for property, plant and equipment	(12,889)	(19,170)
Proceeds from the sale of assets	8,008	1,072
Business acquisitions, net of cash acquired	(36,360)	(62,762)
Net cash provided from (used in) investing activities	(41,241)	(80,860)
Financing:
Cash dividends paid	(11,713)	(9,954)
Increase (decrease) in notes payable	2,081	(2,464)
Borrowings on revolving credit facilities	70,550	142,980
Repayments on revolving credit facilities	(56,550)	(92,783)
Borrowings on long-term debt	146	130
Repayments on long-term debt	(15)	(174)
Cash distributions to noncontrolling interests	—	(580)
Issuances of stock, common and treasury	1,394	1,017
Redemptions of common stock	(397)	(374)
Purchases of treasury stock	(479)	(21,474)
Net cash provided from (used in) financing activities	5,017	16,324
Effect of exchange rate changes on cash	(59)	(8,171)
Net increase (decrease) in cash and cash equivalents	(44,335)	(59,993)
Cash and cash equivalents at beginning of period	124,031	155,753
Cash and cash equivalents at end of period	$79,696	$95,760

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

	Three months ended		Six months ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	(In thousands, except per share data)
Net income attributable to A. Schulman, Inc.:
GAAP, as reported	$11,785	$9,073	$23,564	$22,655
Certain items, net of tax:
Asset write-downs (1)	404	—	1,021	—
Costs related to acquisitions (2)	642	615	965	805
Restructuring related (3)	1,320	1,068	3,081	3,348
Inventory step-up (4)	—	398	138	398
Tax benefits (charges) (5)	(6,160)	40	(6,160)	(707)
Non-GAAP	$7,991	$11,194	$22,609	$26,499

Non-GAAP diluted EPS	$0.27	$0.38	$0.76	$0.90

Weighted-average number of shares outstanding -diluted	29,725	29,651	29,668	29,588

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include those costs incurred to pursue intended targets.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses and other employee termination costs.
4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax benefits (charges) include the effect of the adjustments to the Italian valuation allowance in fiscal 2012 and the adjustments to the Germany and Brazil valuation allowances in fiscal 2013.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended		Six months ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	281,699	286,795	571,730	573,092
Americas	156,812	143,209	316,648	283,710
APAC	28,333	28,712	59,429	58,196
Total pounds sold to unaffiliated customers	466,844	458,716	947,807	914,998

Net sales to unaffiliated customers
EMEA	$342,198	$332,561	$693,686	$685,452
Americas	144,205	129,646	293,779	257,626
APAC	35,966	33,704	75,456	70,122
Total net sales to unaffiliated customers	$522,369	$495,911	$1,062,921	$1,013,200

Segment gross profit
EMEA	$38,972	$40,076	$83,032	$84,314
Americas	18,485	19,644	39,476	39,523
APAC	5,408	5,426	11,620	10,805
Total segment gross profit	62,865	65,146	134,128	134,642
Inventory step-up	—	(597)	(138)	(597)
Accelerated depreciation	(404)	—	(682)	—
Total gross profit	$62,461	$64,549	$133,308	$134,045

Segment operating income
EMEA	$11,521	$15,305	$27,666	$34,540
Americas	5,845	5,343	13,637	11,454
APAC	2,212	2,530	5,294	5,063
Total segment operating income	19,578	23,178	46,597	51,057
Corporate and other	(7,512)	(6,792)	(13,459)	(12,372)
Total operating income before certain items	12,066	16,386	33,138	38,685
Costs related to acquisitions	(675)	(656)	(987)	(874)
Restructuring related	(1,669)	(1,597)	(3,606)	(4,841)
Accelerated depreciation	(404)	—	(682)	—
Asset impairment	—	—	(498)	—
Curtailment gain (loss)	—	209	(333)	209
Inventory step-up	—	(597)	(138)	(597)
Operating income	9,318	13,745	26,894	32,582
Interest expense, net	(1,809)	(2,328)	(3,380)	(4,222)
Foreign currency transaction gains (losses)	9	(17)	(549)	(516)
Other income (expense), net	156	883	291	1,053
Income before taxes	$7,674	$12,283	$23,256	$28,897

Capacity Utilization
EMEA	70%	74%	75%	78%
Americas	61%	67%	64%	65%
APAC	69%	76%	73%	81%
Worldwide	66%	71%	70%	72%